Exhibit 10.1

UNIVERSAL TRUCKLOAD SERVICES, INC.

REVOLVING CREDIT AND TERM LOAN AGREEMENT

DATED AS OF AUGUST 28, 2012

COMERICA BANK

AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

i

	3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit		64
	3.7 Obligations Irrevocable		66
	3.8 Risk Under Letters of Credit		67
	3.9 Indemnification		68
	3.10	Right of Reimbursement	69

4.	TERM LOAN		69
	4.1 Term Loan		69
	4.2 Accrual of Interest and Maturity; Evidence of Indebtedness		69
	4.3 Repayment of Principal		70
	4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of the Term Loan		70
	4.5 Base Rate Advance in Absence of Election or Upon Default		71
	4.6 Interest Payments; Default Interest		71
	4.7 Optional Prepayment of Term Loan		72
	4.8 Mandatory Prepayment of Term Loan and Equipment Credit Advances		73
	4.9 Use of Proceeds		74
	4.10	Ticking Fee	74

5.	CONDITIONS		75
	5.1 Conditions of Initial Advances		75
	5.2 Continuing Conditions		78

6.	REPRESENTATIONS AND WARRANTIES		79
	6.1 Corporate Authority		79
	6.2 Due Authorization		79
	6.3 Good Title; Leases; Assets; No Liens		79
	6.4 Taxes		80
	6.5 No Defaults		80
	6.6 Enforceability of Agreement and Loan Documents		80
	6.7 Compliance with Laws		80
	6.8 Non-contravention		81
	6.9 Litigation		81
	6.10	Consents, Approvals and Filings, Etc	81
	6.11	Agreements Affecting Financial Condition	81
	6.12	No Investment Company or Margin Stock	81
	6.13	ERISA	82
	6.14	Conditions Affecting Business or Properties	82
	6.15	Environmental and Safety Matters	82
	6.16	Subsidiaries	83
	6.17	Material Contracts	83
	6.18	Franchises, Patents, Copyrights, Tradenames, etc	83
	6.19	Capital Structure	83
	6.20	Accuracy of Information	84
	6.21	Solvency	84
	6.22	Employee Matters	84

	6.23	No Misrepresentation	84
	6.24	Corporate Documents and Corporate Existence	85
	6.25	Acquisition Documents	85

7.	AFFIRMATIVE COVENANTS		86
	7.1 Financial Statements		86
	7.2 Certificates; Other Information		87
	7.3 Payment of Obligations		88
	7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws		89
	7.5 Maintenance of Property; Insurance		89
	7.6 Inspection of Property; Books and Records, Discussions		90
	7.7 Notices		90
	7.8 Hazardous Material Laws		91
	7.9 Financial Covenants		92
	7.10	Governmental and Other Approvals	92
	7.11	Compliance with ERISA; ERISA Notices	92
	7.12	Defense of Collateral	93
	7.13	Future Subsidiaries; Additional Collateral	93
	7.14	Accounts	94
	7.15	Use of Proceeds	94
	7.16	Further Assurances and Information	94

8.	NEGATIVE COVENANTS		95
	8.1 Limitation on Debt		95
	8.2 Limitation on Liens		96
	8.3 Acquisitions		96
	8.4 Limitation on Mergers, Dissolution or Sale of Assets		96
	8.5 Restricted Payments		97
	8.6 [Reserved]		98
	8.7 Limitation on Investments, Loans and Advances		98
	8.8 Transactions with Affiliates		99
	8.9 Sale-Leaseback Transactions		100
	8.10	Limitations on Other Restrictions	100
	8.11	Prepayment of Debt	100
	8.12	Amendment of Subordinated Debt Documents	100
	8.13	Modification of Certain Agreements	100
	8.14	Securities Account	100
	8.15	Management Fees	100
	8.16	Fiscal Year	100
	8.17	Modification of Acquisition Documents	101

9.	DEFAULTS		101
	9.1 Events of Default		101
	9.2 Exercise of Remedies		104
	9.3 Rights Cumulative		104
	9.4 Waiver by Borrower of Certain Laws		104
	9.5 Waiver of Defaults		105
	9.6 Set Off		105

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		105
	10.1	Payment Procedure	105
	10.2	Application of Proceeds of Collateral	107
	10.3	Pro-rata Recovery	107
	10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	107

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		108
	11.1	Reimbursement of Prepayment Costs	108
	11.2	Eurodollar Lending Office	109
	11.3	Circumstances Affecting LIBOR Rate Availability	109
	11.4	Laws Affecting LIBOR Rate Availability	110
	11.5	Increased Cost of Advances Carried at the LIBOR Rate	110
	11.6	Capital Adequacy and Other Increased Costs	111
	11.7	Right of Lenders to Fund through Branches and Affiliates	111
	11.8	Margin Adjustment	112

12.	AGENT		113
	12.1	Appointment of Agent	113
	12.2	Deposit Account with Agent or any Lender	113
	12.3	Scope of Agent’s Duties	113
	12.4	Successor Agent	114
	12.5	Credit Decisions	114
	12.6	Authority of Agent to Enforce This Agreement	114
	12.7	Indemnification of Agent	115
	12.8	Knowledge of Default	115
	12.9	Agent’s Authorization; Action by Lenders	116
	12.10	Enforcement Actions by the Agent	116
	12.11	Collateral Matters	116
	12.12	Agents in their Individual Capacities	117
	12.13	Agent’s Fees	117
	12.14	Documentation Agent or other Titles	117
	12.15	No Reliance on Agent’s Customer Identification Program	117

13.	MISCELLANEOUS		118
	13.1	Accounting Principles	118
	13.2	Consent to Jurisdiction	118
	13.3	Law of Michigan	118
	13.4	Interest	119
	13.5	Closing Costs and Other Costs; Indemnification	119
	13.6	Notices	120
	13.7	Further Action	121
	13.8	Successors and Assigns; Participations; Assignments	121
	13.9	Counterparts	125
	13.10	Amendment and Waiver	125

13.11	Confidentiality	127
13.12	Substitution or Removal of Lenders	128
13.13	Withholding Taxes	129
13.14	Taxes and Fees	131
13.15	WAIVER OF JURY TRIAL	131
13.16	USA Patriot Act Notice	131
13.17	Complete Agreement; Conflicts	132
13.18	Severability	132
13.19	Table of Contents and Headings; Section References	132
13.20	Construction of Certain Provisions	132
13.21	Independence of Covenants	132
13.22	Electronic Transmissions	132
13.23	Advertisements	133
13.24	Reliance on and Survival of Provisions	133
13.25	Attorneys Fees	133

v

EXHIBITS

A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

B FORM OF REVOLVING CREDIT NOTE

C FORM OF SWING LINE NOTE

D FORM OF REQUEST FOR SWING LINE ADVANCE

E FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

F FORM OF SECURITY AGREEMENT

G FORM OF BORROWING BASE CERTIFICATE

H FORM OF ASSIGNMENT AGREEMENT

I FORM OF GUARANTY

J FORM OF COVENANT COMPLIANCE REPORT

K FORM OF TERM LOAN NOTE

L FORM OF TERM LOAN RATE REQUEST

M FORM OF SWING LINE PARTICIPATION CERTIFICATE

N FORM OF NEW LENDER ADDENDUM

O FORM OF EQUIPMENT CREDIT NOTE

P FORM OF REQUEST FOR EQUIPMENT CREDIT ADVANCE

SCHEDULES

1.1	Pricing Matrix
1.2	Percentages and Allocations
1.3	Compliance Information
1.4	Mortgaged Property
1.5	Significant Subsidiaries
5.1(c)	UCC Jurisdictions
5.2	Jurisdictions
6.3(b)	Owned/Leased/Real Property
6.4	Taxes
6.7	Compliance with Laws
6.9	Litigation
6.10	Consents, Approvals & Filings, etc.
6.13	ERISA
6.15	Environmental and Safety Matters
6.16	Subsidiaries
6.17A	Management Agreements/Employment Agreements
6.17	Material Contracts
6.18	Franchises, Patents, Copyrights, Tradenames, etc.
6.19	Capital Structure/Equity Interests
6.22	Union Contracts/Agreements
8.1	Debt
8.2	Liens
8.7	Investments
8.8	Transaction with Affiliates
13.6	Consent to Jurisdiction/Service Address/Notices

1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 28th day of August, 2012, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Universal Truckload Services, Inc. (“Borrower”).

RECITALS

A. Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.

B. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Acquisition” shall mean the merger of Upton Sub I, Inc., a wholly-owned subsidiary of the Borrower, with and into LINC, with LINC continuing as the surviving corporation and becoming a wholly-owned Subsidiary of the Borrower, and the subsequent merger of LINC with and into Upton Merger Sub II, LLC, a wholly-owned subsidiary of the Borrower, with Upton Merger Sub II, LLC (to be renamed LINC Logistics LLC) to continue as the surviving entity, in each case, pursuant to Article 2 of the Merger Agreement.

“Acquisition Documents” shall mean the Merger Agreement, and the Amended and Restated Registration Rights Agreement (as defined in the Merger Agreement).

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Equipment

Credit Lenders under Section 2.A.1, the Term Loan Lenders under Section 4.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.A.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.

“Affected Lender” shall have the meaning set forth in Section 13.12 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.

“Agent’s Correspondent” shall mean for Eurodollar-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance, Equipment Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrower by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.8 hereof.

“Applicable Recapture Percentage” shall mean fifty (50%) percent; provided, however, if as of the last day of the applicable Fiscal Year the Total Debt to EBITDA Ratio is 1.75 to 1.0 or less, then the Applicable Recapture Percentage shall be zero percent (0%) with respect to such Fiscal Year.

“Asset Sale” shall mean the sale, transfer or other disposition by the Borrower or any Subsidiary of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.

“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base” shall mean, as of any date of determination thereof, the sum of (A) the lesser of (a) eighty five percent (85%) of Unbilled Accounts or (b) Twenty Million Dollars ($20,000,000) plus (B) an amount determined by multiplying eighty five percent (85%) times the sum of:

(i)	Eligible Accounts, plus

(ii)	the lesser of (a) Eligible Accounts with respect to which the Account Debtor is an Affiliate of Borrower and is also one of the MFS Entities or (b) One Million Dollars ($1,000,000), minus

(iii)	the aggregate amount of all discretionary maintenance and contractually determined accounts maintained by the Borrowing Base Obligors with respect to owner operators, minus

(iv)	the aggregate amount of payables owing by the Borrowing Base Obligors with respect to Purchased Transportation to the extent exceeding Twenty Five Million Dollars ($25,000,000), minus

(v)	the aggregate amount of accounts payable owing by the Borrowing Base Obligor to Com Data;

provided that the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.

“Borrowing Base Obligors” shall mean the Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean (a) an event or series of events whereby (i) the Moroun Family Shareholders shall cease to control, directly or indirectly, a majority on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of Borrower, or (ii) the Moroun Family Shareholders shall fail to be able, either jointly or severally, to elect a controlling majority of the Board of Directors (or other comparable governing body) of Borrower, or (b) the occurrence of an event or series of events that would trigger any “change of control” event of default or “Change of Control” offer to purchase provision in any of the Subordinated Debt Documents.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreements, the Mortgage, the Account Control Agreements and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, its successors or assigns.

“Commitments” shall mean the Revolving Credit Aggregate Commitment and, until the Draw Termination Date, the Equipment Credit Aggregate Commitment.

“Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated Current Assets” shall mean at any date, all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its consolidated Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries at such date.

“Consolidated EBITDA” shall mean, as of any date of determination and for any period of determination, the sum of the net income of Borrower and its consolidated Subsidiaries, for the applicable period ending on such date of determination, plus, to the extent deducted in computing such net income, (i) income taxes paid or payable for that period (including Michigan Business Tax and similar taxes), (ii) interest expense for that period, (iii) depreciation and amortization expense for that period, and (iv) non-cash charges during such period, minus the sum of (i) cash payments made during such period with respect to non-cash charges which have previously been added back in the calculation of Consolidated EBITDA and (ii) to the extent included in the calculation of net income, non-cash gains during such period, in each case determined in accordance with GAAP.

“Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a Consolidated basis.

“Consolidated Working Capital” shall mean at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the Borrower, in which report Borrower shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1 attached to this Agreement.

“Credit Parties” shall mean the Borrower and its Subsidiaries who are Guarantors, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Credit Party Agent Investments” shall mean loans, advances and other Investments by a Credit Party in or to a Credit Party Agent.

“Credit Party Agents” shall mean commissioned agents or agencies and business entities formed by commissioned agents or agencies which provide goods or services to a Credit Party in connection with the transportation of goods

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a)	the LIBOR Rate;

divided by

(b)

a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” shall mean a Lender that, as determined by the Agent (with notice to the Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is a result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) have not been satisfied, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, unless such Lender notifies the Agent and the Borrower in writing that such failure is a result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) have not been satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority unless deemed so by Agent in its sole discretion.

“Designated Foreign Subsidiaries” shall mean the Foreign Subsidiaries of the Borrower, if any, designated by the Agent from time to time as material to the operations or financial performance or condition of the Borrower and its Subsidiaries.

“Distribution” is defined in Section 8.5 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Draw Termination Date” is defined in Section 2.A.1.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Effective Date Payments” shall mean the dividends and other payments, including various dividend distribution promissory notes, expected to be made by the Borrower on or around the Effective Date and which are identified as Effective Date Payments in the Sources and Uses.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:

(a)	such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;

(b)	such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by the Borrower to Agent in the applicable Borrowing Base Certificate;

(c)	it is evidenced by an invoice dated not later seven (7) Business Days after the last day of the month in which the performance of the services giving rise to such Account occurred and not more than one hundred twenty (120) days have passed since the invoice date corresponding to such Account;

(d)	the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(e)	the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(f)	such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(g)	it is not an Account billed in advance, payable on delivery, subject to a retainage or holdback by the Account Debtor, for consigned goods, for progress billings (provided that progress billings do not include Accounts generated under contracts which call for periodic invoicing for completed services and under which a Borrowing Base Obligor provides periodic services for an Account Debtor and then invoices the Account Debtor in accordance with the terms of the contract once the services are completed) for guaranteed sales, for unbilled sales, payable at a future date or bonded or insured by a surety company; and

(h)	the Account Debtor on such Account is not:

(i)	an Affiliate of any Borrower or any of its Subsidiaries (other than Eligible Accounts for which the Account Debtor is an MFS Entity) provided that for purposes of determining Eligible Accounts, P.A.M. Transportation and its Subsidiaries shall not be considered to be Affiliates of any Borrowing Base Obligors;

(ii)	the United States of America or any department, agency, or instrumentality thereof (unless the applicable Borrowing Base Obligor has assigned its right to payment of such Account to Agent in a manner reasonably satisfactory to Agent so as to comply with the provisions of the Federal Assignment of Claims Act);

(iii)	a citizen or resident of, or incorporated or formed in, any jurisdiction other than one of the United States or a Province of Canada, unless such Account is secured by a letter of credit issued by a bank acceptable to the Agent which letter of credit shall be in form and substance acceptable to the Agent; or

(iv)	an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is or is reasonably expected to be impaired; and

(i)	such Account satisfies any other eligibility criteria established from time to time by Agent in its sole discretion or at the direction of the Majority Revolving Credit Lenders (provided that such criteria shall not include concentration limits for Account Debtors which are customers of any Borrowing Base Obligor as of the Effective Date).

Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrower (each such approval of the Agent, Issuing Lender, Swing Line Lender and the Borrower not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Eligible Equipment” shall mean new and used machinery and equipment purchased by Borrower or a Guarantor to be used in the operation of such Person’s business (i) which is acceptable to the Agent in the exercise of its reasonable discretion and (ii) over which a first priority Lien has been granted to the Agent for the benefit of the Lenders.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Equipment Credit” shall mean the Equipment Credit loans to be advanced to the Company by the Equipment Credit Lenders pursuant to Article 2.A hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Equipment Credit Aggregate Commitment.

“Equipment Credit Advance” shall mean a borrowing requested by Borrower and made by the Equipment Credit Lenders under Section 2.A.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.A.3 hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Base Rate Advance.

“Equipment Credit Aggregate Commitment” shall mean Sixty Million Dollars ($60,000,000), subject to termination under Section 9.2 hereof.

“Equipment Credit Commitment Amount” shall mean with respect to any Equipment Credit Lender, (i) if the Equipment Credit Aggregate Commitment has not been terminated, the amount specified opposite such Equipment Credit Lender’s name in the column entitled “Equipment Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Equipment Credit.

“Equipment Credit Lenders” shall mean the financial institutions from time to time parties to this Agreement as lenders of the Equipment Credit.

“Equipment Credit Maturity Date” shall mean August 28, 2017, or such later date to which the Equipment Maturity Date has been extended in accordance with the provisions of Section 2.A.13.

“Equipment Credit Notes” shall mean the equipment credit notes described in Section 2.A.2 hereof, made by the Borrower to each of the Equipment Credit Lenders in the form annexed to this agreement as Exhibit O, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Equipment Credit Percentage” shall mean with respect to each Equipment Credit Lender, its percentage share, as set forth on Schedule 1.2, of the Equipment Credit, as such Schedule may be revised from time to time by Agent in accordance with Section 13.8.

“Equipment Credit Unused Fee” shall mean the fees payable to Agent for distribution to the Equipment Credit Lenders pursuant to Section 2.A.12.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(a)	the LIBOR Rate, divided by

(b)	a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by the Borrower, Agent and the Lenders) as selected by Borrower, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be.

“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excess Cash Flow” shall mean, for any Fiscal Year, beginning with the Fiscal Year ending December 31, 2012, the sum of (without duplication) (a) Net Income for such Fiscal Year plus (b) to the extent deducted in determining Net Income for such Fiscal Year, depreciation and amortization and non-cash losses for such Fiscal Year, plus (c) if applicable, any net decrease in Consolidated Working Capital for such fiscal year, minus (d) the sum of (i) any net increases in Consolidated Working Capital for such Fiscal Year, (ii) Capital Expenditures made during such Fiscal Year excluding any Capital Expenditures financed with money borrowed (other than with Revolving Credit Advances and Swing Line Advances), (iii) Permitted Acquisitions and other acquisitions approved by the Majority Lenders made during such Fiscal Year excluding the portion of any such acquisition funded with borrowed money (other than with Revolving Credit Advances and Swing Line Advances) or seller financing, (iv) the amount of any optional prepayment of the Term Loan during such Fiscal Year, (v) the amount of all scheduled payments and mandatory prepayments of principal on Funded Debt made during such Fiscal Year (excluding any payment on the Revolving Credit or any other revolving loan facility for which there is no corresponding permanent reduction in the applicable revolving credit facility) made during such Fiscal Year and (vi) any non-cash credits or gains included in Net Income for such Fiscal Year.

“Excluded Issuance” shall mean any issuance of Equity Interests or Subordinated Debt by a Credit Party to another Credit Party or to a Moroun Family Shareholder.

“Excluded Taxes” shall mean, with respect to any Lender or Agent, (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender or Agent as a result of a present or former connection between such Lender or Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of any Non-U.S. Lender, any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(d) or designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(d); (c) backup withholding or other withholding taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 13.13; and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender as a result of such Non-U.S. Lender’s failure to comply with the applicable requirements set forth in FATCA after December 31, 2012.

“FATCA” shall mean sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement, and the United States Treasury Regulations promulgated thereunder (or any amended or successor provisions substantively comparable and not materially more onerous to comply with).

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean the fee letter by and between Borrower and Comerica Bank dated as of June 25, 2012 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Facility Fee, the Equipment Credit Unused Fee, the Ticking Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrower to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.

“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, (ii) the Term Loan Maturity Date, or (iii) the Equipment Credit Maturity Date.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is Consolidated EBITDA for the four preceding fiscal quarters ending on such date, minus Distributions for such period (excluding the Effective Date Payments which are Distributions or payments of dividend distribution promissory notes and any Distributions paid in cash before the Effective Date), minus unfinanced Capital Expenditures during such period, minus taxes paid in cash during such period, minus Purchases made under the provisions of Section 8.5(e) during such period, and the denominator of which is the sum of all scheduled payments of long-term debt (including the principal component of Capital Lease Obligations but excluding any Effective Date Payments) payable during such period, plus interest expense for such period (including the interest component of Capital Lease Obligations).

“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of

Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all Off Balance Sheet Liabilities, (e) all liabilities of the type described in (a), (b), (c) and (d) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, consistently applied, as in effect of the date of this Agreement; provided however, that with respect to the calculation of the financial covenants set forth in Section 7.9 such calculations shall be substantially in accordance with applicable Interstate Commerce Commission regulations, but nevertheless to the extent possible, substantially consistent with GAAP.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation any supranational bodies such as the European Union or the European Central Bank, the Financial Accounting Standards Board, the Bank for International Settlement or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean each Subsidiary of Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Borrower or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to Agent or any Lender or any Affiliate of any Lender arising in connection with any Lender Products provided by any Lender or Affiliates thereof, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

“Initial Reinvestment Period” shall mean a 180-day period during which Reinvestment must be commenced under Section 4.8(b) and (d) of this Agreement.

“Insurance Proceeds” shall mean the cash proceeds received by Borrower or any of its Subsidiaries from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to another Credit Party to evidence an intercompany loan in form and substance satisfactory to Agent.

“Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrower, Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date, the Term Loan Maturity Date or the Equipment Credit Maturity Date, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrower and the Revolving Credit Lenders.

“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Equipment Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any permitted assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Five Million Dollars ($5,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of Borrower pursuant to Article 3 hereof.

“LIBOR Rate” shall mean,

(a)	with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b)	with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock of any Subsidiary, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“LINC” shall mean LINC Logistics Company, a Michigan corporation.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Equipment Credit Lenders” shall mean at any time, the Equipment Credit Lenders holding more than 50.0% of the Equipment Credit Aggregate Commitment (or, if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Equipment Credit); provided that, so long as there are fewer than three Equipment Credit Lenders, considering any Equipment Credit Lender and its Affiliates as a single Equipment Credit Lender, “Majority Equipment Credit Lenders” shall mean all Equipment Credit Lenders. The commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Equipment Credit Lenders”.

“Majority Lenders” shall mean at any time, Lenders holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (ii) the Equipment Credit Aggregate Commitment (or, if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Equipment Credit), plus (iii) the aggregate principal amount then outstanding under the Term Loan; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Majority Revolving Credit Lenders” shall mean at any time, the Revolving Credit Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. The Commitment of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Credit Lenders”.

“Majority Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Term Loan; provided however that so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all Term Loan Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan Lenders”.

“Margin Facilities” shall mean loan facilities extended to the Borrower by securities or brokerage firms or other financial institutions secured by the assets held for the account of the Borrower in a Securities Account with an advance rate not to exceed 50% of the market value of the assets in the applicable account and may contain a call provision at 75% or less of market value.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (i) each agreement or contract to which the Borrower or any Subsidiary is a party or in respect of which the Borrower or any Subsidiary has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $5,000,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Merger Agreement” shall mean that certain agreement and plan of merger made as of July 25, 2012, among the Borrower and Upton Merger Sub I, Inc., Upton Merger Sub II, LLC, LINC, Matthew T. Moroun (“MTM”), MTM, in his capacity as trustee of the MJ Moroun 2012 Annuity Trust, dated April 30, 2012, Manual J. Moroun (“MJM”), in his capacity as trustee of the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004, MTM, solely in his capacity as agent and attorney-in-fact, and, solely with respect to certain applicable provisions, MJM, as the same may be amended, supplemented or otherwise modified from time to time.

“MFS Entities” shall mean CenTra, Inc., its Subsidiaries and any other business entity which has at least a majority of its voting equity interests owned, directly or indirectly, through one or more intermediaries, by the Moroun Family Shareholders.

“Moroun Family Shareholders” shall mean M.J. Moroun, M.T. Moroun and trusts for their respective benefit or for the benefit of their respective spouses and/or lineal descendents.

“Mortgages” shall mean the mortgages, covering the property identified on attached Schedule 1.4 and delivered by the Credit Parties on the Effective Date pursuant to Section 5.1 hereof and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by Borrower or any Subsidiary from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt (other than any Excluded Issuance), as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Person in respect of any sale or issuance.

“Net Income” shall mean for any period of determination the net income (or loss) of Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

“New Lender Addendum” shall mean an addendum substantially in the form of Exhibit N attached hereto, to be executed and delivered by each Lender becoming a part to this Agreement pursuant to Section 2.13 or 4.10 hereof.

“New Revolving Credit Lenders” shall have the meaning given to such term in Section 2.13.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender

“Non-U.S. Lender” is defined in Section 13.13 hereof.

“Notes” shall mean the Revolving Credit Notes, the Equipment Credit Notes, the Swing Line Note and the Term Loan Notes.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any plan established and maintained by a Borrower or any of its Subsidiaries, or contributed to by Borrower or any of its Subsidiaries, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage, the Equipment Credit Percentage or the Weighted Percentage.

“Permitted Acquisition” shall mean any acquisition by Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person (excluding any Credit Party Agent Investments) which satisfies and/or is conducted in accordance with the following requirements:

(a)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Guarantor;

(b)	If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into Borrower or such a Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity);

(c)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d)	If the total consideration for the acquisition is greater than $10,000,000, Borrower shall have delivered to Agent not less than ten (10) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information, including income statements and balance sheets covering the immediately preceding fiscal year and most recent fiscal quarter completed no fewer than forty five (45) days prior to the date of such acquisition for the acquisition target, and such other information as the Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Agent;

(e)	Both immediately before and after the consummation of such acquisition and after giving effect, no Default or Event of Default shall have occurred and be continuing (including on a pro forma or actual basis any of the financial covenants set forth in Section 7.9);

(f)	If the total consideration for the acquisition is greater than $10,000,000, Agent shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA.

(g)	Agent shall have received satisfactory evidence showing that on and immediately after the date such acquisition is consummated (and taking into account any Advances or Letters of Credit to be made or issued, as the case may be, in connection with the proposed acquisition), the Unused Revolving Credit Availability shall be at least $8,000,000;

(h)	The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall have approved such transaction or recommended that such transaction be approved (and such approval or recommendation, as applicable, shall not have been withdrawn); provided, however, that the requirement of such board of directors approval shall not apply in the case of a closely held corporation if not required by applicable law;

(i)

All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or Guarantor making the acquisition, or the acquisition target (if applicable)

for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made;

(j)	To the knowledge of any Credit Party, there shall be no actions, suits or proceedings pending or threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(k)	The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any earn-out payments and any portion of the purchase price allocated to any non-compete agreements, (x) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Ten Million Dollars ($10,000,000) and (y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed Twenty Million Dollars ($20,000,000).

“Permitted Investments” shall mean with respect to any Person:

(a)	Governmental Obligations;

(b)	Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United

States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Borrower or any Credit Party in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)	Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c)	(i) Liens incurred in the ordinary course of business or incidental to the ownership of properties and assets to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business or incidental to the ownership of properties and assets and (ii) Liens incurred or deposits made in the ordinary course of business or incidental to the ownership of properties and assets to secure the performance of statutory obligations (not otherwise permitted under subsection (f) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)	any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record (and after the end of such period, such lien shall no longer be a Permitted Lien);

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessee, subleasee, lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(g)	Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the Borrower or the applicable Subsidiary after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired;

(h)	Liens created pursuant to the Loan Documents;

(i)	other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement’

(j)	continuations of Liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of the Borrower or any Subsidiary or secure any additional obligations of the Borrower or any Subsidiary;

(k)	Liens on the assets in the Securities Account securing the Debt permitted by Section 8.1(h); and

(l)	other Liens securing Debt in any aggregate amount not exceeding $3,000,000 at any time outstanding so long as such Liens do not encumber any of the Collateral.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to Agent amended, restated or otherwise modified from time to time.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrower as of the end of the fiscal month immediately preceding the Effective Date, which has been certified by a Responsible Officer of the Borrower that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.

“Purchased Transportation” shall mean any Account arising from the transportation of goods where all or a portion of the transportation services are rendered by an owner operator or independent third party transportation provider.

“Purchasing Lender” shall have the meaning set forth in Section 13.12.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrower.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.8(g) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).

“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property to be used in the business of any of the Credit Parties.

“Reinvestment Certificate” is defined in Section 4.8(b) hereof.

“Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.

“Request for Advance” shall mean a Request for Revolving Credit Advance, a Request for Equipment Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

“Request for Equipment Credit Advance” shall mean a Request for Equipment Credit Advance issued by the Borrower under Section 2.A.3 in the form annexed hereto as Exhibit P, as amended or otherwise modified in accordance with the terms hereof.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.

“Request for Revolving Credit Increase” shall have the meaning given to such term in Section 2.13 hereof.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(a) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” shall mean One Hundred Ten Million Dollars ($110,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Revolving Credit Optional Increase, subject to reduction or termination under Section 2.11 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.

“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) August 28, 2017, or such later date to which the Revolving Credit Maturity Date has been extended in accordance with the provisions of Section 2.14, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Optional Increase” shall mean an amount up to Twenty Million Dollars ($20,000,000).

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Accounts” shall mean accounts maintained in the name of the Borrower with a securities or brokerage firm or other financial institution utilized by the Borrower for investing in publicly traded equity securities and “Securities Account” shall mean each of them.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by Borrower and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.

“Senior Debt” shall mean as of any date of determination, Consolidated Funded Debt of Borrower and its Subsidiaries as of such date, minus the outstanding principal amount of the Subordinated Debt as of such date.

“Senior Debt to EBITDA Ratio” shall mean as of any date of determination, the ratio of (a) Senior Debt as of such date to (b) Consolidated EBITDA for the four preceding fiscal quarters then ending.

“Significant Subsidiary” shall mean each Subsidiary identified on Schedule 1.5, together with any other Domestic Subsidiary, whether existing as of the Effective Date or created or acquired (directly or indirectly) by the Borrower thereafter, which (a) has fixed assets, on an individual basis, as of the end of any fiscal quarter, of $1,000,000 (or more), (b) has, on an individual basis, as of the most recent trailing four fiscal quarter period then ending, total revenues (determined in conformity with GAAP) from Persons other than the Borrower or another Subsidiary of the Borrower of $1,000,000 (or more) or (c) has on an individual basis, as of the end of any fiscal quarter, Accounts with respect to which the Account Debtor is not the Borrower or another Subsidiary of the Borrower of $1,000,000 (or more).

“Sources and Uses” shall mean the sources and uses dated as of the Effective Date provided by the Borrower to the Agent and the Lenders, as approved by the Agent and the Lenders, which shall include a projected post-closing balance sheet for the Borrower and its Subsidiaries.

“Subordinated Debt” shall mean any unsecured Funded Debt of the Borrower or any Subsidiary and other obligations under the Subordinated Debt Documents and any other Funded Debt of the Borrower or any Subsidiary which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” shall mean Ten Million Dollars ($10,000,000).

“Swing Line Note” shall mean the swing line note which may be issued by Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit M.

“Term Loan” shall mean the term loan to be made to Borrower by the Term Loan Lenders pursuant to Section 4.1 hereof, in the original aggregate principal amount of Fifty Million Dollars ($50,000,000).

“Term Loan Advance” shall mean a borrowing requested by Borrower and made by the Term Loan Lenders pursuant to Section 4.1(a) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

“Term Loan Maturity Date” shall mean August 28, 2017.

“Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by Borrower to each of the Term Loan Lenders in the form attached hereto as Exhibit K, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by Borrower under Section 4.4 of this Agreement in the form attached hereto as Exhibit L.

“Total Debt to EBITDA Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated Funded Debt of the Borrower and its Subsidiaries to (b) Consolidated EBITDA for the four preceding fiscal quarters then ending.

“Unbilled Account” shall mean an Account which meets all of the requirements to be an Eligible Account except that an invoice has not yet been generated and which is not unbilled more than thirty (30) days after the date the applicable goods were sold and delivered or the applicable services rendered.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.

“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the then applicable Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.

“U.S. Lender” is defined in Section 13.13 hereof.

“USA Patriot Act” is defined in Section 6.7.

“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount plus (z) its Equipment Credit Commitment Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan plus (z) the Equipment Credit Aggregate Commitment (or, if the Equipment Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Equipment Credit. Schedule 1.2 reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.	REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)	Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)	Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)	The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)	The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent demonstrable error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)	Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, Borrower will execute and deliver, to such Revolving Credit Lender, at Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender. In the event a Revolving Credit Note is replaced, the applicable Lender shall return the Revolving Credit Note being replaced to the Borrower marked “Replaced”.

2.3 Requests for and Refundings and Conversions of Advances. Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i)	the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii)	whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii)	whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(b)	each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c)	on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by Agent under Section 3.6(a) hereof in respect of Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

(d)	in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000;

(e)	in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000 and at any one time there shall not be in effect more than five (5) different Eurodollar-Interest Periods;

(f)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower as of the date thereof that:

(i)	all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the email request of an Authorized Signer of the Borrower to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon an email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such email request, an executed Request for Revolving Credit Advance. Borrower hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Agent, as follows:

(i)	for Base Rate Advances, at the office of Agent located at 411 W. Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(ii)	for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i)	for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as Borrower may reasonably direct in writing, provided such direction is timely given; and

(ii)	for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent’s Correspondent or to such other account or third party as Borrower may direct, provided such direction is timely given.

(c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrower, the Agent shall promptly notify Borrower and Borrower shall pay such amount to Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)	in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)	in the case of Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 Swing Line. (a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b)	Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)	Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent demonstrable error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)	The Borrower agrees that, upon the written request of Swing Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii)	Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)	Requests for Swing Line Advances. Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:

(i)	each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(iv)	(A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than two (2) Interest Rates and Interest Periods;

(v)	each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi)	each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by Borrower, and shall constitute and include a certification by Borrower as of the date thereof that:

(A)	all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)	there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii)

At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(c). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s email requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.

(d)	Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall, at its option, make available to Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by email, telex or telecopier.

(e)	Refunding of or Participation Interest in Swing Line Advances.

(i)

The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on its behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrower or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under

Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii)

Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv)	Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2012, and on the first day of each October, January, April and July thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).

2.7 Optional Prepayments.

(a) (i) The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least One Million Dollars ($1,000,000), and (ii) subject to Section 2.10(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to the Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

(b) (i) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and (ii) subject to Section 2.10(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify Borrower of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 Revolving Credit Facility Fee. From August 30, 2012 to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing October 1, 2012 (prorated for the period from August 30, 2012 until October 1, 2012), and on the first day of each October, January, April and July thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

2.10 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, Borrower shall within one (1) Business Day thereafter reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Agent. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

(b) Upon the payment in full of the Term Loan and Equipment Credit Advances, any prepayments required to be made on the Term Loan and Equipment Credit Advances pursuant to Sections 4.8(a), (b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Agreement Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, and at the time of such prepayment Unused Revolving Credit Availability is $0, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.

(c) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 11.1.

2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital; provided that the initial Advance under the Revolving Credit may be used for the purposes identified in the Sources and Uses.

2.13 Optional Increase in Revolving Credit Aggregate Commitment. Provided that Borrower has not previously elected to reduce or terminate the Revolving Credit Aggregate Commitment under Section 2.11, Borrower may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.13) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) Borrower shall have delivered to the Agent a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a “Request for Revolving Credit Increase”); provided, however, that in the event Borrower has previously delivered a Request for Revolving Credit Increase pursuant to this Section 2.13, Borrower may not deliver a subsequent Request for Revolving Credit Increase until all the conditions to effectiveness of such first Request for Revolving Credit Increase have been fully satisfied (or such Request for Revolving Credit Increase has been withdrawn); and provided further that Borrower may make no more than six (6) Requests for Increase and no Request for Revolving Credit Increase may be made after the date that is one year prior to the then applicable Revolving Credit Maturity Date;

(b) within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender to increase its applicable Commitment in an amount equal to its applicable Revolving Credit Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and request each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its applicable commitment by the requested amount. Each Revolving Credit Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than five (5) Business Days of the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Revolving Credit Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Revolving Credit Lenders shall elect not to increase their respective commitments, then the Agent may offer to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8(c) hereof (including, for the purposes of this Section 2.13, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c) the New Revolving Credit Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of Five Million Dollars ($5,000,000) and an aggregate amount for all such New Revolving Credit Lenders of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.13) covered by the applicable Request; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Revolving Credit Percentage (after giving effect to this Section 2.13) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Revolving Credit Percentages as determined below;

(d) Borrower shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrower had prepaid such Advances;

(e) if requested, Borrower shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);

(f) no Default or Event of Default shall have occurred and be continuing;

(g) the effective yield to any New Revolving Credit Lender on any Revolving Credit Optional Increase shall be no more than the effective yield on Revolving Credit Aggregate Commitment in effect as of the Effective Date (taking into account, along with any sums payable under this Agreement, any fees or other amounts paid, or committed to be paid, to such New Revolving Credit Lender in connection with the Revolving Credit Optional Increase, which amounts shall be certified by such New Revolving Credit Lender to the Agent upon Agent’s request, and all fees or other amounts paid or committed to be paid to the existing Revolving Credit Lenders in connection with the existing Revolving Credit Loans); and

(h) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by the Agent, in its reasonable discretion.

No Revolving Credit Lender shall have any obligation to approve an increase in its applicable commitment requested under this Section 2.13.

2.14 Extension of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) prior to May 31, but not before April 1, of each fiscal year (beginning with the fiscal year ending December 31, 2013), request that the Lenders extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a “Request”). Each Lender shall, not later than four weeks after the date such notice is given by Borrower to Agent, give written notice to the Agent stating whether such Lender is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Lenders, then, effective upon the date of Agent’s receipt of all such written approvals from the Lenders, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Borrower that such extension has occurred. No Revolving Credit Lender shall have any obligation to consent to an extension of the Revolving Credit Maturity Date requested under this Section 2.14.

(b) If (i) any Lender gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Lender fails to provide written approval to Agent of such a Request on or before four weeks after the date such notice is given by Borrower to Agent, then (w) the Lenders shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Borrower to request extensions thereof under this Section 2.14), and (y) the commitments of the Lenders to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify the Borrower thereof.

2.A.	EQUIPMENT CREDIT

2.A.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2A.3 hereof), each Equipment Credit Lender severally and for itself alone agrees to make Advances (but not readvances) of the Equipment Credit in Dollars to the Borrower from time to time on any Business Day during the period from the Original Effective Date until (but excluding) August 28, 2015 (“Draw Termination Date”) in an aggregate amount, not to exceed such Lender’s Equipment Credit Percentage of the Equipment Credit Aggregate Commitment.

2.A.2 Accrual of Interest and Maturity; Evidence of Indebtedness. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Equipment Credit Lender the then unpaid principal amount of each Equipment Credit Advance (plus all accrued and unpaid interest) of such Equipment Credit Lender to the Borrower on the Equipment Credit Maturity Date applicable to such Equipment Credit Advance and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

(b) Each Equipment Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Equipment Credit Lender resulting from each Equipment Credit Advance made by such lending office of such Equipment Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Equipment Credit Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Equipment Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Equipment Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Equipment Credit Lender hereunder in respect of the Equipment Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Equipment Credit Advances and each Equipment Credit Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Equipment Credit Lender maintained pursuant to paragraphs (b) and (c) of this Section 2.A.2 shall absent demonstrable error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Equipment Credit Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Equipment Credit Advances (and all other amounts owing with respect thereto) made to the Borrower by the Equipment Credit Lenders in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon written request to the Agent (with a copy to the Borrower) by any Equipment Credit Lender, the Borrower will execute and deliver, to such Equipment Credit Lender, at Borrower’s own expense, a separate Note evidencing each outstanding Equipment Credit Advance owing to such Equipment Credit Lender.

(f) The Equipment Credit Advances shall be repaid as follows:

(i)

commencing on each anniversary date of the execution of this Agreement, the Equipment Credit Advances made during the prior year shall be repaid in quarterly installments each equal to one twenty eighth (1/28th) of the aggregate amount of such Equipment Credit Advances. Installment payments shall be due on the first day of each April, July, October and January, commencing January 1, 2014.

2.A.3 Requests for and Refundings and Conversions of Advances. The Borrower may request an Advance of the Equipment Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Equipment Credit only after delivery to Agent of a Request for Equipment Credit Advance executed by a person previously authorized (in a writing delivered to the Agent) by the Borrower to execute such Request, subject to the following:

(a) each such Request for Equipment Credit Advance (other than the initial Request for Equipment Credit Advance the proceeds of which are to be used to refinance existing Debt) shall be accompanied by copies of the invoices (or comparable documentation acceptable to the Agent) for the Eligible Equipment being purchased with the proceeds of the Advance (or such other information as the Agent or the Majority Lenders shall require in connection with a requested Equipment Credit Advance the proceeds of which are to be used in connection with a Permitted Acquisition) and shall set forth the information required on the Request for Equipment Credit Advance form annexed hereto as Exhibit P, including without limitation:

(i)	the proposed date of such Advance, which must be a Business Day;

(ii)	whether such Advance is a refunding or conversion of an outstanding Advance; and

(iii)	whether such Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Interest Period applicable thereto.

(b) each such Request for Equipment Credit Advance shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Advance, except in the case of a Base Rate Advance, for which the Request for Advance must be delivered by 11:00 a.m. (Detroit time) one (1) Business Day prior to such proposed date for Advances;

(c) the amount of the requested Advance shall not exceed (x) eighty five percent (85%) of the invoice cost of the Eligible Equipment being purchased with the proceeds of such Advance (excluding installation and delivery expense, taxes and training expense) or (y) eighty five percent (85%) of the value of the Eligible Equipment which is being acquired by a Credit Party in connection with a Permitted Acquisition (such value to be as mutually agreed upon by the Borrower and Agent or if the Borrower and Agent cannot agree upon a value, then based upon a fair market value appraisal of such Eligible Equipment from an appraiser acceptable to Agent the cost of which shall be paid by the Borrower); provided that the amount of the initial Equipment Credit Advance which is to be used for purposes approved by the Lenders shall not exceed the amount identified in the Sources and Uses;

provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the foregoing requirement shall not be applicable;

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000 (or a larger integral multiple of $10,000);

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Equipment Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiple of $10,000) and at any one time there shall not be in effect more than two (2) Eurodollar-Interest Periods in effect with respect to each Equipment Credit Advance;

(f) a Request for Equipment Credit Advance, once delivered to Agent, shall not be revocable by the Borrower;

(g) each Request for Equipment Credit Advance shall constitute a certification by the Borrower, as of the date thereof that:

(i)	all conditions to Advances of the Equipment Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(ii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance); and

(iii)	the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date.

Agent, acting on behalf of the Equipment Credit Lenders, may, at its option, lend under this Section 2.A.3 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Borrower to make such requests and, in the event Agent, acting on behalf of the Equipment Credit Lenders, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Equipment Credit Advance. The Borrower hereby authorizes Agent to disburse Advances under this Section 2.A.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Borrower and delivered to Agent prior to the date of such request to make Requests for Equipment Credit Advance on behalf of the Borrower. Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Equipment Credit Advance form as of the date of such requested Advance.

2.A.4 Disbursement of Advances.

(a) Upon receiving any Request for Equipment Credit Advance from the Borrower under Section 2.A.3 hereof, Agent shall promptly notify each Equipment Credit Lender by wire or telephone (confirmed by wire or telecopy) of the amount of such Advance to be made and the date such Advance is to be made by said Equipment Credit Lender pursuant to its Equipment Credit Percentage of such Advance. Unless such Equipment Credit Lender’s commitment to make Advances of the Equipment Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Equipment Credit Lender shall make available the amount of its Equipment Credit Percentage of each Advance in immediately available funds to Agent, as follows:

(i)	for Advances (other than Eurodollar-based Advances), at the office of Agent located at 411 W. Lafayette, MC 3289, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

(ii)	for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Equipment Credit Advance by the Borrower without exceptions noted in the compliance certification therein, Agent shall make available to the Borrower, the aggregate of the amounts so received by it from the Equipment Credit Lenders in like funds and currencies:

(i)	for Advances (other than Eurodollar-based Advances), not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Borrower maintained with Administrative Agent or to such other account or third party as Borrower may reasonably direct; and

(ii)	for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of the Borrower maintained with Agent’s Correspondent or to such other account or third party as the Borrower may reasonably direct.

(c) Agent shall deliver the documents and papers received by it for the account of each Equipment Credit Lender to such Equipment Credit Lender or upon its order. Unless Agent shall have been notified by any Equipment Credit Lender prior to the date of any proposed Equipment Credit Advance that such Equipment Credit Lender does not intend to make available to Agent such Equipment Credit Lender’s Equipment Credit Percentage of such Advance, Agent may assume that such Equipment Credit Lender has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to Agent by such Equipment Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Equipment Credit Lender. If such Equipment Credit Lender does not pay such amount within one (1) Business Day of Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall pay such amount to Agent, if such notice is delivered to the Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Equipment Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)	in the case of such Equipment Credit Lender, for the first two (2) Business Days such amount remains unpaid, with respect to Advances (other than Eurodollar-based Advances), the Federal

Funds Effective Rate, and with respect to Eurodollar-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Equipment Credit Advances; and

(ii)	in the case of Borrower, the rate of interest then applicable to such Advance of the Equipment Credit.

The obligation of any Equipment Credit Lender to make any Advance of the Equipment Credit hereunder shall not be affected by the failure of any other Equipment Credit Lender to make any Advance hereunder, and no Equipment Credit Lender shall have any liability to the Borrower or any of its Subsidiaries, the Agent, any other Equipment Credit Lender, or any other party for another Equipment Credit Lender’s failure to make any loan or Advance hereunder.

2.A.5 Base Rate Interest Payments. Interest on the unpaid balance of all Base Rate Advances of the Equipment Credit from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly commencing on October 1, 2012 and on the first day of each October, January, April and July thereafter. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year, and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

2.A.6 Eurodollar-based Interest Payments. Interest on each Eurodollar-based Advance of the Equipment Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

2.A.7 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.A.3 hereof (except for refundings or conversions of Base Rate Advances) shall be due and payable in full on the date such Advance is refunded or converted.

2.A.8 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Equipment Credit Lender, interest shall be payable on demand on all Eurodollar-based Advances of the Equipment Credit from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Borrower hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).

2.A.9 Optional Prepayments. (a) The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Equipment Credit at any time, provided that the amount of any partial prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate balance of Base Rate Advance(s) of the Equipment Credit remaining outstanding, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000). Subject to Section 11.1 hereof and to the other terms and conditions of this Agreement, the Borrower may prepay all or part of any Eurodollar-based Advance of the Equipment Credit (subject to not less than one (1) Business Day’s notice to Administrative Agent) provided that the amount of any such partial prepayment shall be at least Ten Thousand Dollars ($10,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.A.3 hereof shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(b) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty. Any partial prepayments of an Equipment Credit Advance shall be applied to principal payments in the inverse order of their maturities.

2.A.10 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Equipment Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.A.3 hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.A.8 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance which has not been prepaid shall, absent a contrary election of the Majority Equipment Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrower of said action.

2.A.11 Use of Proceeds of Advances. Advances of the Equipment Credit shall be available solely for the purchase of Eligible Equipment, for the purposes identified in the Sources and Uses and to finance Permitted Acquisitions.

2.A.12 Equipment Credit Unused Fee. From August 30, 2012 to the Draw Termination Date, the Borrower shall pay to the Agent for distribution to the Equipment Credit Lenders pro-rata in accordance with their respective Equipment Credit Percentages, an Equipment Credit Unused Fee quarterly in arrears commencing October 1, 2012 (prorated for the period from August 30, 2012 through September 30, 2012), and on the first day of each October, January, April and July thereafter (in respect of the prior three months or any portion thereof). The Equipment Credit Unused Fee payable to each Equipment Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the average daily amount by which the available portion of the Equipment Credit Aggregate Commitment exceeds the outstanding principal amount of the Equipment Credit Advances . The Equipment Credit Unused Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Equipment Credit Unused Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Equipment Credit Lender of its share of the Equipment Credit Unused Fee based upon its respective Equipment Credit Percentage. It is expressly understood that the Equipment Credit Unused Fees described in this Section are not refundable.

2.A.13 Extension of Draw Termination Date. (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) prior to May 31, but not before April 1, of each fiscal year (beginning with the fiscal year ending December 31, 2013), request that the Lenders extend the then applicable Draw Termination Date to a date that is one year later than the Draw Termination Date then in effect (each such request, a “Request”). Each Lender shall, not later than four weeks after the date such notice is given by Borrower to Agent, give written notice to the Agent stating whether such Lender is willing to extend the Draw Termination Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Lenders, then, effective upon the date of Agent’s receipt of all such written approvals from the Lenders, as aforesaid, the Draw Termination Date shall be so extended for an additional one year period, the term Draw Termination Date shall mean such extended date and Agent shall promptly notify the Borrower that such extension has occurred.

(b) If (i) any Lender gives the Agent written notice that it is unwilling to extend the Draw Termination Date as requested or (ii) any Lender fails to provide written approval to Agent of such a Request on or before four weeks after the date such notice is given by Borrower to Agent, then (w) the Lenders shall be deemed to have declined to extend the Draw Termination Date, (x) the then-current Draw Termination Date shall remain in effect (with no further right on the part of Borrower to request extensions thereof under this Section 2.A.13), and (y) the commitments of the Lenders to make Advances of the Equipment Credit hereunder shall terminate on the Draw Termination Date then in effect, and Agent shall promptly notify the Borrower thereof.

2.A.14 Extension of Equipment Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) prior to May 31, but not before April 1, of each fiscal year (beginning with the fiscal year ending December 31, 2013), request that the Lenders extend the then applicable Equipment Credit Maturity Date to a date that is one year later than the Equipment Credit Maturity Date then in effect (each such request, a “Request”). Each Lender shall, not later than four weeks after the date such notice is given by Borrower to Agent, give written notice to the Agent stating whether such Lender is willing to extend the Equipment Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Lenders, then, effective upon the date of Agent’s receipt of all such written approvals from the Lenders, as aforesaid, the Equipment Credit Maturity Date shall be so extended for an additional one year period, the term Equipment Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Borrower that such extension has occurred.

(b) If (i) any Lender gives the Agent written notice that it is unwilling to extend the Equipment Credit Maturity Date as requested or (ii) any Lender fails to provide written approval to Agent of such a Request on or before four weeks after the date such notice is given by Borrower to Agent, then (w) the Lenders shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Equipment Credit Maturity Date shall remain in effect (with no further right on the part of Borrower to request extensions thereof under this Section 2.A.14), and (y) the commitments of the Lenders to make Advances of the Revolving Credit hereunder shall terminate on the Equipment Credit Maturity Date then in effect, and Agent shall promptly notify the Borrower thereof.

3.	LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may, through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Twenty Thousand Dollars ($20,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) thirteen (13) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing law as are acceptable to the Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a)	(i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(a) hereof in respect of Borrower’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(b)	the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c)	there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d)	Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e)	no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f)	there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g)	if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent and the Borrower or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h)	Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrower of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs. (a) Borrower shall pay letter of credit fees as follows:

(i)	A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii)	A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(b)

All payments by Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrower by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and semi-annually in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c)	If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent demonstrable error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrower shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrower to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).

(f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrower shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower under this Section 3.6.

(g) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i) In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrower enter into arrangements satisfactory to Issuing Lender and the Borrower to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent and the Borrower or delivery of other security to assure payment of such Defaulting Lender's Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable. The obligations of the Borrower to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)	Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b)	Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c)	The existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)	Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)	Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)	Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)	Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrower, after satisfaction in full of the absolute and unconditional obligations of Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon,

Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a)	the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)	the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)	payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)	any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)	any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.	TERM LOAN.

4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to Borrower, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of the Term Loan.

4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Term Loan Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.

(d) The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent demonstrable error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) made to Borrower by the Term Loan Lenders in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon written request to the Agent by any Term Loan Lender, Borrower will execute and deliver to such Term Loan Lender, at Borrower’s expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.

4.3 Repayment of Principal. (a) Borrower shall repay the Term Loan on the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of the Term Loan. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate. Thereafter, Borrower may refund all or any portion of any Advance of the Term Loan as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of such Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed in connection with such Term Loan by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to such Term Loan, including without limitation:

(i)	whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii)	in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii)	whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;

(c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least One Million Dollars ($1,000,000), or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

(d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan Maturity Date and, notwithstanding any provision hereof to the contrary, Borrower shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loan such that Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

(e) at no time shall there be more than three (3) Eurodollar-Interest Periods in effect for Advances of each Term Loan; and

(f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Borrower.

4.5 Base Rate Advance in Absence of Election or Upon Default. In the event Borrower shall fail with respect to any Eurodollar-based Advance of a Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.

4.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all Base Rate Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on

October 1, 2012, and on the first day of each October, January, April and July thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loan having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus two percent (2%).

4.7 Optional Prepayment of Term Loan.

(a) Subject to clause (b) hereof, Borrower (at its option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty, except to the extent set forth in Section 4.7(d) below and any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1 and Section 4.7(d) below.

(b) Each partial prepayment of the Term Loan shall be applied as follows: first to that portion of the Term Loan outstanding as a Base Rate Advance, second to that portion of the Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurodollar-based Rate.

(c) All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.

4.8 Mandatory Prepayment of Term Loan and Equipment Credit Advances.

(a) Subject to clauses (e) and (f) hereof, the Term Loan shall be subject to required principal reductions in the amount of Applicable Recapture Percentage of Excess Cash Flow for each Fiscal Year, such prepayments to be payable in respect of each Fiscal Year beginning with the Fiscal Year ending December 31, 2012, and each Fiscal Year thereafter, and to be due on June 30 of the following Fiscal Year.

(b) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which are not Reinvested by the Credit Parties as described in the following sentence, Borrower shall prepay the Term Loan and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Borrower shall not be obligated to prepay the Term Loan and the Equipment Credit Advances with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Borrower provides to Agent a certificate executed by a Responsible Officer of the Borrower (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period or if for any reason Agent does not have a first priority Lien on the replacement assets, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan and the Equipment Credit Advances in accordance with clauses (e) and (f) hereof.

(c) Subject to clauses (e) and (f) hereof, immediately upon receipt by the Borrower or any Subsidiary of Net Cash Proceeds from the issuance of any Equity Interests of such Person or Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrower shall prepay the Term Loan and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Net Cash Proceeds in connection with the issuance of any Subordinated Debt and (y) fifty percent (50%) of the Net Cash Proceeds of any issuance of Equity Interests.

(d) Subject to clauses (e) and (f) hereof, immediately upon receipt by the Borrower or any Subsidiary of any Insurance Proceeds or Condemnation Proceeds, Borrower shall be obligated to prepay the Term Loan and the Equipment Credit Advances by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by any of the Credit Parties if the following conditions are satisfied:

(i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, Borrower provides to Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan and the Equipment Credit Advances in accordance with clauses (e) and (f) hereof.

(e) Subject to clause (f) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment shall be applied first to the Term Loan until it is paid in full and then to the Equipment Credit Advances. All such prepayments shall be applied to principal installments in the inverse order of their maturities.

(f) To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of such Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the such Term Loan, thereby avoiding breakage costs under Section 11.1.

4.9 Use of Proceeds. Proceeds of the Term Loan shall be used by Borrower to refinance existing Debt, to make Distributions permitted under Section 8.5 and for the purposes identified in the Sources and Uses.

4.10 Ticking Fee. From August 30, 2012 to the Effective Date, the Borrower shall pay to the Agent for distribution to the Term Loan Lenders pro-rata in accordance with their respective Term Loan Percentages, a fee (“Ticking Fee”) monthly in arrears commencing October 1, 2012, and on the first day of each month thereafter. The Ticking Fee payable to each Term Loan Lender shall be determined by multiplying one quarter of one percent (1/4%) per annum times the aggregate Term Loan Amounts. The Ticking Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Ticking Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Term Loan Lender of its share of its Ticking Fee based upon its respective Term Loan Percentage. It is expressly understood that the Ticking Fees described in this Section are not refundable.

5.	CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. Borrower shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes, the Equipment Credit Notes and/or the Term Notes, as applicable; Borrower shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i)	corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii)	the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.2 attached hereto, and

(iv)	copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:

(i)	The following Collateral Documents, each in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date:

(A)	the Security Agreement, executed and delivered by the Credit Parties;

(B)	the Guaranty, executed and delivered by the Guarantors; and

(C)	the Mortgage for the owned property listed on Schedule 6.3(b); and

(ii)	Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c) which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement).

(iii)	Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, and any endorsements, but excluding stock powers) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.

(d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(f) Opinions of Counsel. The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(g) Payment of Fees. Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent).

(h) Financial Statements. Borrower shall have delivered to the Lenders and the Agent, in form and substance satisfactory to Agent: (a) audited financial statements of the Borrower and its consolidated Subsidiaries for the Fiscal Year ending December 31, 2011, (b) unaudited financial statements of the Borrowers and its consolidated Subsidiaries (and LINC and its consolidated Subsidiaries) for the thirteen (13) weeks ended March 31, 2012 and the twenty six (26) weeks ended June 30, 2012 and presented in accordance with GAAP, and (c) quarterly projections of the Borrower through December 31, 2012, in form acceptable to Agent.

(i) Audits; Due Diligence. Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, (i) an audit of all accounts receivable of the Borrower and its Subsidiaries, (ii) a Borrowing Base Certificate for the most recent month end (or prior month end if the Effective Date occurs prior to the fifteenth (15th) day of a month) and (iii) such other reports or due diligence materials as Agent and the Majority Lenders may reasonably request.

(j) Management Agreement and Employment Agreements. Agent shall have received copies of the management agreements and all employment agreements of the Borrower and any Subsidiary which shall remain in effect following the Effective Date as set forth on Schedule 6.17A hereof which are requested by the Agent.

(k) Material Contracts. Agent shall have received copies of all Material Contracts described on Schedule 6.17 hereof which are requested by the Agent.

(l) Pro Forma Balance Sheet and Sources and Uses. The Borrowers shall have delivered to the Lenders and the Agent, in form and substance satisfactory to the Agent: (i) the Pro Forma Balance Sheet, (ii) the most recent monthly financial statements for the Borrower and its Subsidiaries and LINC Logistics Company and its Subsidiaries evidencing a pro forma ratio of Consolidated Funded Debt to Consolidated tangible net worth (as determined in accordance with GAAP) of less than 4.0 to 1.0 (after giving effect to the transactions contemplated by this Agreement, including without limitation the making of the Effective Date Distribution), and (iii) the Sources and Uses.

(m) Governmental and Other Approvals. Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(n) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2011, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Borrower or any other Credit Party; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.

(o) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrower) from Borrower and each Guarantor.

(p) Acquisition. The Agent shall have received the satisfactory evidence from the Borrower that all conditions to consummating the Acquisition under the Acquisition Documents (other than the financing contemplated by this Agreement) have been satisfied, and that no condition to consummation of the Acquisition under the Acquisition Documents shall have been waived in a manner detrimental in any material respect to the Credit Parties or the Lenders, or any one of them, by any of the parties thereto and the Acquisition shall have been consummated on or before November 30, 2012.

5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (other than representations that are qualified by a materiality concept, which representations and warranties shall be true and correct in all respects) as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation (or other business entity) in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrower (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10 below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

6.3 Good Title; Leases; Assets; No Liens.

(a)	Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b)	Schedule 6.3(b) hereof identifies all of the real property owned or leased from an Affiliate, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c)	The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(d)	Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e)	There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

6.4 Taxes. Except as set forth on Schedule 6.4 hereof and except where failure to file could not reasonably be expected to have a Material Adverse Effect, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5 No Defaults. Neither Borrower nor any Subsidiary is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each of the Borrower and each Subsidiary has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Borrower or any Subsidiary will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

6.11 Agreements Affecting Financial Condition. Neither the Borrower nor any Subsidiary is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.12 No Investment Company or Margin Stock. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of

1940, as amended. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by Borrower or any Subsidiary to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA. Neither the Borrower nor any Subsidiary maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither the Borrower nor any Subsidiary has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Persons to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. Neither the Borrower nor any Subsidiary has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of the Borrower or any Subsidiary is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:

(a)	to the best knowledge of Borrower, all facilities and property owned or leased by the Borrower and the Restricted Subsidiaries are in compliance with all Hazardous Material Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)	to the best knowledge of Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i)	claims, complaints, notices or requests for information received by the Borrower or any Subsidiary with respect to any alleged violation of any Hazardous Material Law, or

(ii)	written complaints, notices or inquiries to Borrower or any Subsidiary regarding potential liability of the Borrower or any Subsidiary under any Hazardous Material Law which liability could reasonably be expected to have a Material Adverse Effect; and

(c)	to the best knowledge of Borrower, no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any Subsidiary which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property, except conditions which could not reasonably be expected to have a Material Adverse Effect.

6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

6.17 Material Contracts. Schedule 6.17 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which the Borrower or any Subsidiary is a party or is bound.

6.18 Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.18 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

6.19 Capital Structure. Schedule 6.19 attached hereto sets forth all issued and outstanding Equity Interests of the Borrower and each Subsidiary (after giving effect to the Acquisition), including the number of authorized, issued and outstanding Equity Interests of the Borrower and each Subsidiary, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of the Borrower and each Subsidiary are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.19, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or any Subsidiary, of any Equity Interests of the Borrower or any Subsidiary.

6.20 Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2011, furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since December 31, 2011, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

(c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Borrower and the Subsidiaries do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the most recent financial statements delivered by Borrower to the Lenders hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Borrower and the Subsidiaries which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.21 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.22 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary by any employees of the Borrower or any Subsidiary, other than non-material employee grievances or controversies arising in the ordinary course of business and other grievances or controversies which could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.22 are all union contracts or agreements to which the Borrower or any Subsidiary is party as of the Effective Date and the related expiration dates of each such contract.

6.23 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to

Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.

6.24 Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.

6.25 Acquisition Documents. As of the Effective Date:

(a)	The Borrower has furnished Agent with true, correct and complete execution copies of all Acquisition Documents. Borrower, and to Borrower’s knowledge, each other party to the Acquisition Documents, has taken all necessary corporate action to authorize the execution, delivery and performance of each Acquisition Document to which such Person is a party.

(b)	Each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) required to consummate the Acquisition and all other transactions contemplated by the Acquisition Documents, and all applicable anti-trust related awaiting periods with respect to the transactions contemplated by the Acquisition Documents have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transactions.

(c)	All necessary material authorization, consent, approval, license, qualification or formal exemption from, and all necessary material filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental, and including without limit any shareholder, partner or member of an applicable party) required in connection with the execution, delivery and performance by any Credit Party, and to Borrower’s knowledge, each other party to the Acquisition Documents to which such Credit Party or such other Person is a party, have been obtained and will be in full force and effect, and, to the knowledge of Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

(d)	The execution, delivery and performance of the Acquisition Documents, and the consummation of the transactions contemplated thereby, are not in contravention of the terms of any indenture, agreement, instrument or undertaking, or any judgment, order or decree, to which such Credit Party is a party or by which it or its properties are bound, or, to Borrower’s knowledge, to which any other party to the Acquisition Documents is a party or by which any such party is bound, except, in each case, where such contravention could not reasonably be expected to have a Material Adverse Effect.

(e)	No Credit Party has granted a collateral assignment of, or a security interest over the Acquisition Documents (other than in favor of Agent for the benefit of the Lenders) and no Credit Party has sold, transferred or assigned any Acquisition Document to any Person (other than to or in favor of Agent).

(f)	(f) No Acquisition Document to which any Credit Party is a party has been modified, amended, altered or changed in any manner except in compliance with Section 8.14 of this Agreement, and there are no unwaived defaults existing under the Acquisition Documents by any Credit Party that is a party thereto, or, to the best of the knowledge of any Credit Party, by any other party thereto.

7.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:

(a)	as soon as available, but in any event within ninety five (95) days after the end of each Fiscal Year, copies of the audited Consolidated and unaudited Consolidating financial statements of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of Borrower and its Consolidated Subsidiaries and, if applicable, Borrower and its Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent; and

(b)	as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter of the Credit Parties (excluding the last quarter of each Fiscal Year), Borrower prepared unaudited Consolidated and Consolidating balance sheets of Borrower and its Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of Borrower and its Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects.

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:

(a)	Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each fiscal quarter end, a Covenant Compliance Report duly executed by a Responsible Officer of the Borrower;

(b)	Within twenty (20) days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Revolving Credit Lenders, a Borrowing Base Certificate executed by a Responsible Officer of the Borrower;

(c)	Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d)	Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(e)	Within forty five (45) days after the end of each Fiscal Year, projections for the Borrower and the Subsidiaries for the next succeeding Fiscal Year,

on a quarterly basis, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to the Borrower or any Subsidiary) by a Responsible Officer of the Borrower;

(f)	Within twenty (20) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders the monthly summaries of accounts receivable and accounts payable of the Credit Parties (which shall include a summary of the top ten customers of the Borrowing Base Obligors, a breakout of Accounts with respect to which the Account Debtor is CenTra, Inc. or one of its Subsidiaries, a breakout of Unbilled Accounts, a breakout of accounts payable owed to Com Data and accounts payable owing with respect to Brokered Accounts and a breakout of the Borrowing Base Obligors’ reserve and escrow accounts maintained with respect to owner operators);

(g)	Copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto (the request to provide the information in the subsection (g) can be satisfied by providing to the Agent and the Lenders an email link to a site that contains such information in downloadable form);

(h)	Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as Agent may reasonably specify; and

(i)	Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower and the Subsidiaries.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective types of businesses substantially as conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as Agent may reasonably request; and (e) if requested by Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent, such certificates being in form and substance reasonably acceptable to Agent.

7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent and upon two (2) Business Days prior notice (which notice shall not be required following the occurrence and during the continuance of an Event of Default), to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, (x) Borrower shall not be required to reimburse Agent for such audits or appraisals more frequently than once each Fiscal Year and (y) Borrower’s obligation to reimburse the Agent for such costs shall be limited to Seventy Five Thousand Dollars ($75,000); (c) during normal business hours and upon two (2) Business Days prior notice (which notice shall not be required following the occurrence and during the continuance of an Event of Default), at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable.

7.7 Notices. Promptly give written notice to the Agent of:

(a)	the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b)	any (i) litigation or proceeding existing at any time between the Borrower or any Subsidiary and any Governmental Authority or other third party, or any investigation of the Borrower or any Subsidiary conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of the Borrower or any Subsidiary since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c)	the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d)	promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e)	(i) the acquisition or creation of any new Significant Subsidiaries, (ii) any material change after the Effective Date in the authorized and issued Equity Interests of the Borrower or any Guarantor or Significant Subsidiary or any other material amendment to the Borrower’s or any Guarantor’s or Significant Subsidiary’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent) or (iii) if any Subsidiary which was not a Significant Subsidiary becomes a Significant Subsidiary;

(f)	not less than fifteen (15) Business Days (or such other shorter period to which Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g)	any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the Borrower or applicable Subsidiary has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Borrower or any Subsidiary relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which the Borrower or any Subsidiary is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves or as to which the failure to cure and/or dismiss could not reasonably be expected to have a Material Advance Effect;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants.

(a) Maintain at all times a Senior Debt to EBITDA Ratio of not more than 2.5 to 1.0.

(b) Maintain at all times a Total Debt to EBITDA Ratio of not more than 3.0 to 1.0.

(c) Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices.

(a)	Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)

Promptly notify Agent upon the occurrence of any of the following events in writing (to the extent any such event could reasonably be expected to have a Material Adverse Effect or result in the creation of a Lien on the assets of the Borrower or one of its Subsidiaries): (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by the Borrower or any Subsidiary; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of the Borrower or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if the Borrower or any Subsidiary reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by the

Borrower or any Subsidiary under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Significant Subsidiary of Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Significant Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent):

(i)	within thirty (30) days after the date such Person becomes a Significant Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Significant Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii)	within thirty (30) days after the date such Person becomes a Significant Subsidiary (or such longer time period as the Agent may determine and in the case of LINC and its Subsidiaries, immediately upon the consummation of the Acquisition), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Significant Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as Agent may determine); and (ii) a Designated Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Designated Foreign Subsidiary (or such longer time period as Agent may determine); provided that the requirement of a Pledge Agreement under clause (ii) can be waived by the Agent in its sole discretion if the Agent determines that the cost of obtaining such Pledge Agreement outweighs the benefit thereof to the Lenders;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14 Accounts. Maintain all primary deposit accounts of any Credit Party with Agent (or with the approval of the Agent (which consent shall not unreasonably be withheld), another Lender), and maintain all other deposit accounts with a Lender provided that, with respect to any deposit accounts or securities accounts maintained with any Lender (other than Agent) or any other Person, such Credit Party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Agent (which shall provide for exclusive control by Agent following the occurrence of an Event of Default) and (ii) take all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account; provided that the Credit Parties may maintain their existing deposit accounts with KeyBank National Association so long as such accounts are subject to an Account Control Agreement in form and substance acceptable to Agent (which shall provide for exclusive control by Agent following the occurrence of an Event of Default). This provision shall not apply (x) to the accounts of Foreign Subsidiaries maintained outside the United States, (y) the existing payroll account maintained by Mason Dixon Intermodal, Inc. with JPMorgan Chase Bank, N.A. or (z) to accounts maintained by CTX, Inc., LINC Ontario, Ltd. or Logistics Insight Corp., The Mason and Dixon Lines, Incorporated, Great American Lines, Inc. or Universal Am-Can, Ltd. maintained with financial institutions located in Canada used to support Canadian operations so long as the Agent has a perfected security interest in each such account.

7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof and the proceeds of the Term Loan as set forth in Section 4.9 hereof. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.16 Further Assurances and Information.

(a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof.

(b) Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of the Borrower, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents

(c) Within ninety (90) days (or such longer period as is approved by the Agent in its sole discretion), provide to the Agent evidence that the Agent has a first perfected Lien on all vehicles which constitute Collateral and that all existing Liens thereon have been terminated.

(d) Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

(e) Immediately after the consummation of the Acquisition, deliver to the Agent satisfactory evidence that the corporate documents relating to the Acquisition have been filed in the appropriate jurisdictions and that the Acquisition is complete and effective.

8.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	Indebtedness of any Credit Party to Agent and the Lenders under this Agreement and/or the other Loan Documents;

(b)	any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing) and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c)	any Debt of Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease and Debt incurred or assumed in connection with a Permitted Acquisition, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $6,000,000, and any renewals or refinancings of such Debt;

(d)	existing Subordinated Debt;

(e)	Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)	Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g)	Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

(h)	Debt under the Margin Facilities in an amount not exceeding $30,000,000; and

(i)	additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $10,000,000 at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Borrower or any Subsidiary of Borrower (except for those Liens for the benefit of Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a)	Inventory leased or sold in the ordinary course of business;

(b)	obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c)	Permitted Acquisitions and the Acquisition;

(d)	mergers or consolidations of, or transfers of Equity Interests of or other intercompany reorganizations involving, any Subsidiary of Borrower with, into or to Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing, surviving or transferee entity; provided that at the time of each such merger, consolidation or transfer, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger, consolidation or transfer;

(e)	any Subsidiary of Borrower may liquidate or dissolve into Borrower or a Guarantor if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f)	sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g)	subject to Section 4.8(b) hereof, (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $7,500,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(i)	dispositions of owned or leased vehicles in the ordinary course of business.

The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Equity Purchases”), except that:

(a)	each Credit Party may pay cash Distributions to the Borrower or any other Credit Party;

(b)	each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c)	Borrower may make the Effective Date Payments; and

(d)	Borrower may pay dividends to its shareholders so long as no Default or Event of Default has occurred and is continuing or would result therefrom and so long as after giving effect to such dividend or payment, the sum of the then Unused Revolving Credit Availability plus the aggregate amount of cash of Borrower and the Guarantors which is not subject to any Lien (other than a Lien in favor of the Agent) is equal to or greater than $8,000,000 (the “Revolving Credit and Cash Availability Requirement”); and

(e)	Borrower may purchase or redeem its Equity Interests so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and so long as after giving effect to such Purchase (y) the sum of the then Unused Revolving Credit Availability plus the aggregate amount of cash of Borrower and the Guarantors which is not subject to any Lien (other than a Lien in favor of the Agent) is equal to or greater than 8,000,000.

8.6 [Reserved].

8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a)	Permitted Investments;

(b)	Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

(c)	sales on open account in the ordinary course of business;

(d)	intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by the Borrower in any Guarantor, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made;

(e)	Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)	loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

(g)	Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition other than any such Investments in Foreign Subsidiaries (which are governed by clause (j) of this Section 8.7);

(h)	Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time outstanding;

(i)	Investments in Affiliates in an aggregate amount not exceeding $5,000,000 at any one time outstanding;

(j)	Investments in Foreign Subsidiaries in an amount not exceeding $10,000,000 at any one time outstanding;

(k)	Credit Party Agent Investments in an amount not exceeding $10,000,000 at any one time outstanding;

(l)	Investments (subject to the provisions of Section 8.14) held in the Securities Accounts; and

(m)	other Investments not described in subsections (a) through (l) above to the extent not exceeding $1,500,000 at any one time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.9 so long as such transaction is consummated within sixty (60) days following the acquisition of such assets.

8.10 Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b) hereunder.

8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt, except as expressly permitted by the applicable Subordinated Debt Documents.

8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.

8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.14 Securities Account. Permit the market value of the assets in the Securities Accounts to exceed $30,000,000 in aggregate amount.

8.15 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate in an amount exceeding $1,000,000 in the aggregate during any single fiscal year of the Borrower.

8.16 Fiscal Year. Permit the Fiscal Year of the Borrower or any Subsidiary to end on a day other than December 31.

8.17 Modification of Acquisition Documents. Make, permit or consent to any amendment or other modification to the Acquisition Documents without the prior written consent of the Agent, except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not adversely affect the interest of the Lenders as creditors and/or as secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

9.	DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)	non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), the Equipment Credit or the Term Loan or (ii) any Reimbursement Obligation or (iii) any Fees;

(b)	non-payment of any other amounts due and owing by Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after the same is due and payable;

(c)	default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5(b), 7.6, 7.7(a), (c), (f), 7.9 (subject to the provisions of Section 9.7), 7.14, 7.15 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived and provided further that any default under Section 7.4(a), 7.5(b), 7.7(c) or 7.14 shall only be an Event of Default if it continues for fifteen (15) consecutive days after the earlier to occur of (i) knowledge of a Responsible Officer of the Borrower of such default or (ii) notice of such default given by the Agent to the Borrower;

(d)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days after the earlier to occur of (i) knowledge of a Responsible Officer of the Borrower of such default or (ii) notice of such default by the Agent given to the Borrower;

(e)	any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)	(i) default by the Borrower or any Subsidiary in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of the Borrower or any Subsidiary in excess of Five Million Dollars ($5,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of the Borrower or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Five Million Dollars ($5,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g)	the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Eight Million Dollars ($8,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against the Borrower or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)	the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Borrower or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by the Borrower or any Subsidiary from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i)	except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of Borrower which is not a Guarantor or Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within ninety (90) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within ninety (90) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within ninety (90) days;

(j)	a Change of Control;

(k)	the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions; or

(l)

any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Equipment Credit Lenders, declare the Equipment Credit Aggregate Commitment terminated; (c) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (d) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a), (b) or (c), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment and Equipment Credit Aggregate Commitment shall be automatically and immediately terminated; (e) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and the Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Equipment Credit Advances, Swing Line Advances and the Term Loan Advances with respect to which Sections 2.6, 2.A.6 and 4.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus two percent (2%); and (g) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement or extension laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrower of the occurrence thereof. Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at 411 W. Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Equipment Credit Lenders in the case of the Equipment Credit, for the ratable benefit of the Term Loan Lenders in the case of payments in respect of Term Loan. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, Equipment Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any Excluded Taxes) on the Agent or any Lender (or any branch maintained by Agent or a Lender) as a result of a present or former connection between the Agent or such Lender and the governmental authority, political subdivision, federation or organization imposing such taxes), unless Borrower is compelled by law to make payment subject to such tax. In such event, Borrower shall:

(i)	pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii)	remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be,

such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrower of any such taxes payable by Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1(d)) thereon. Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 10.1(d) if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrower’s payment.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment and/or the Equipment Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations), the Equipment Credit and the Term Loan, and obligations owing by any Credit Party under any Hedging Agreements and/or Lender Products, on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, Equipment Credit, the Term Loan and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrower or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.10.

(c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Borrower of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein. Furthermore, the rights and remedies of Borrower, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrower waive no rights or remedies against any Defaulting Lender.

(d) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (i) Borrower makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrower fails to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Borrower to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Borrower to Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Agent and Lenders shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent demonstrable error.

11.2 Eurodollar Lending Office. For any Eurodollar Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3 Circumstances Affecting LIBOR Rate Availability. If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Borrower. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of Borrower to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of Borrower to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5 Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law:

(a)	shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance (except for any withholding taxes which are covered by Section 10.1(d) hereof) or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in any Excluded Taxes); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrower to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or Borrower in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent demonstrable error.

11.6 Capital Adequacy and Other Increased Costs.

If any Change in Law affects or would affect the amount of capital or liquidity required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount reasonably and in good faith deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrower, and thereafter Borrower shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital or liquidity and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusively presumed to be correct, absent demonstrable error.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrower.

11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a)	Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event Borrower shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for five (5) Business Days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

(b)	From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending September 30, 2012, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level II column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.

(c)

Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, Agent reasonably determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by Borrower as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Borrower shall automatically and retroactively be obligated to pay to Agent, promptly upon demand (but in no event later than 15 days after demand) by Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrower.

12.	AGENT.

12.1 Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with Agent or any Lender. Borrower authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon at least five (5) Business Days prior notice to the Borrower (which notice shall not be required following the occurrence and during the continuance of any Event of Default) to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action on behalf of such Lenders. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

12.9 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 13.10(d) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment, the termination of the Equipment Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 No Reliance on Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.	MISCELLANEOUS.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2 Consent to Jurisdiction. The Borrower, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified in Schedule 13.6 or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Michigan. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. In the event the obligation of Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Borrower shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and advances, appraisal and accounting fees, lien search fees, and reasonable required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrower, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrower or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrower hereunder or otherwise, shall also be paid by Borrower. All of said amounts required to be paid by Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Base Rate, plus two percent (2%).

(b) Borrower agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

(c) The Borrower agrees to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be or which result from actions of a Person other than the Borrower or its Subsidiaries or their respective agents, representatives or employees occurring after the Agent, a Lender or a purchaser of such property takes possession thereof. The obligations of Borrower under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Borrower may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6 Notices.

(a)

Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

(b)	Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7 Further Action. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)	each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), the Equipment Credit and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), the Equipment Credit and the Term Loan be less than $5,000,000; and

(ii)	the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and is recorded in the Register maintained by the Agent under clause (g) of this Section 13.8, and Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement. The Agent shall return any replaced Note(s) to the Borrower marked “Replaced” promptly following receipt thereof from the applicable Lender.

(e) The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i)	such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)	a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii)

such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.10(b) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and

(iv)	each participant shall provide the relevant tax form required under Section 13.11.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g) The Borrower hereby designates the Agent, and Agent agrees to serve, as the Borrower’s non-fiduciary agent solely for purposes of this Section 13.8(g) to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent demonstrable error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.

(h) Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Borrower and the Subsidiaries which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

(i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b) Notwithstanding anything to the contrary herein,

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(A) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder or the rate thereof,

(B) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder (except with respect to the payments required under Sections 2.10(b) and 4.8),

(C) change any of the provisions of this Section 13.10 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Equipment Credit Lenders”, “Majority Term Loan Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and,

(D) any modifications to the definitions of “Borrowing Base”, “Eligible Accounts”, “Unbilled Accounts” and “Eligible Equipment”;

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(B) increase the maximum duration of Interest Periods permitted hereunder; or

(C) modify Sections 10.2 or 10.3 hereof;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(v) any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the Final Maturity

Date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(d) The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(e) Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and the addition of a new Lender under the provisions of Section 2.13 shall not in and of itself require an amendment to this Agreement requiring the consent of the existing Lenders.

13.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or representatives) any information with respect to the Borrower and its Subsidiaries which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to the Borrower or any of its Subsidiaries, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System

of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation; provided that the applicable Lender shall to the extent it may legally do so, provide prior notice to the Borrower of any such disclosure, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8(f) hereof.

13.12 Substitution or Removal of Lenders.

(a) With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) who has not agreed to a request for extension of the Revolving Credit Maturity Date, Equipment Draw Termination Date or Equipment Credit Maturity Date, as to which all other Lenders have consented, (iii) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (iv) that has become a Defaulting Lender or (v) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

(b) If any Lender is an Affected Lender of the type described in Section 13.12(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), the Borrower may, with the prior written consent of the Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Percentage of the Commitments of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrower shall deliver to the Agent, for the benefit of the Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.

(c) If any Lender is a Non-Compliant Lender, the Borrower may, notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with the Term Loan, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the Revolving Credit Aggregate Commitment, payments on the Revolving Credit under clause (b) above and payments on the Term Loan under this clause (c), the Borrower shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations).

13.13 Withholding Taxes.

(a)

Each Lender that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Non-U.S. Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Lender becomes a Non-U.S. Lender hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower), (y) after the occurrence of any event requiring a change in the most recent form of certification previously delivered by it pursuant to this clause (a) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower) and (z) from time to time if reasonably requested by the Borrower or Agent, provide Agent and the Borrower with such properly completed and executed documentation prescribed by applicable law as will permit payments to such Lender to be made without withholding, or at a reduced rate of withholding, as the case may be. Without limiting the generality of the foregoing, each Non-U.S. Lender shall deliver originals of the following (in such number as shall be reasonably requested by the recipient), as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Internal Revenue Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or such reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents, all as reasonably requested by the Borrower or the Agent. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Agent may (and shall, if directed to do so by the Borrower) withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(b)	Each Lender that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code (each a “U.S. Lender”) shall (A) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by Borrower), (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrower) and (D) from time to time if requested by the Borrower or Agent, provide Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(c)

If a payment made to a Non-U.S. Lender would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA, such Non-U.S.

Lender shall deliver to the Agent and the Borrower any documentation under any requirement of law or reasonably requested by any Agent or the Borrower sufficient for the Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

(d)	Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrower with respect thereto.

13.14 Taxes and Fees. Should any stamp, documentary or other tax (other than any tax resulting from a Lender’s failure to comply with Section 13.13 or any Excluded Taxes), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties thereon arising from the Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that the Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax, fees or other charges. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.16 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance, Requests for Equipment Credit Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern; provided that the terms of the Mortgages dealing with use of insurance and condemnation proceeds shall control in the event of any conflict with the corresponding provisions of this Agreement.

13.18 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.22 Electronic Transmissions.

(a)

Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)	All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c)	All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Credit Parties and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.23 Advertisements. The Agent and the Lenders may, with the prior written consent of the Borrower, disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower set forth in Section 13.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.25 Attorneys Fees. Any reference in this Agreement to attorneys’ fees and expenses shall mean reasonable attorneys’ fees determined on a time and charges basis.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent		UNIVERSAL TRUCKLOAD SERVICES, INC.

By:	/s/ William J. Scarborough	By:	/s/ Robert E. Sigler

Its:	Vice President	Its:	Chief Financial Officer

COMERICA BANK, as a Lender, as Issuing Lender and as Swing Line Lender

By:	/s/ William J. Scarborough

Its:	Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

FIFTH THIRD BANK

By:	/s/ John Antonczak

Its:	Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

CITIBANK N.A.

By:	/s/ John J. McGuire

Its:	Sr. Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

U.S. BANK N.A.

By:	/s/ Oscar Theiler

Its:	Assistant Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Erik Siersma

Its:	Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

THE HUNTINGTON NATIONAL BANK

By:	/s/ Devayni Kumar

Its:	Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Lawrence J. Fraley

Its:	Vice President

(Signature Page to Revolving Credit and Term Loan Agreement (1203269))

1

EXHIBIT A

FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No.____________	Dated: ________, 20__

TO:	Comerica Bank (“Agent”)

RE:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)	Date of Advance:____________________________

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s).____________________________

(C)	Type of Advance (check only one):

☐ Base Rate Advance

☐ Eurodollar-based Advance

(D)	Amount of Advance:

$_____________________

(E)	Interest Period (applicable to Eurodollar-based Advances)

________ months

(F)	Disbursement Instructions

☐ Comerica Bank Account No. ____________________

☐ Other:______________________________

                _____________________________

Borrower certifies to the matters specified in Section 2.3(f) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

Agent Approval:

2

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$________________	________, 20__

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Universal Truckload Services, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced as Revolving Credit Advances by Payee and then be outstanding hereunder pursuant to the Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Borrower. Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Payee from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Except as expressly set forth in the Credit Agreement, the Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

*    *    *

[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

Nothing herein shall limit any right granted Payee by any other instrument or by law.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT C

FORM OF SWING LINE NOTE

$________________	________, 20__

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Universal Truckload Services, Inc. (“Borrower”) promises to pay to the order of Comerica Bank (“Swing Line Lender”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced to the Borrower as Swing Line Advances by the Swing Line Lender and then be outstanding hereunder pursuant to the Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Borrower, together with interest thereon as hereinafter set forth.

Each of the Swing Line Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Swing Line Advance made by the Swing Line Lender from the date of such Swing Line Advance until paid at the rates and at the times set forth in the Credit Agreement.

This Note is a Swing Line Note under which Swing Line Advances (including refundings and conversions), repayments and readvances may be made from time to time by the Swing Line Lender, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Except as expressly set forth in the Credit Agreement, the Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

*    *    *

[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT D

FORM OF REQUEST FOR SWING LINE ADVANCE

No.____________	Dated: ________

TO:	Comerica Bank (“Swing Line Lender”)

RE:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from the Swing Line Lender, as described herein:

(A)	Date of Advance:____________________________

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s).____________________________

(C)	Type of Advance (check only one):—

☐ Base Rate Advance

☐ Quoted Rate Advance

(D)	Amount of Advance:

$_____________________

(E)	Interest Period (applicable to Quoted Rate Advances)

________ months

(F)	Disbursement Instructions

☐ Comerica Bank Account No. ____________________

☐ Other: ______________________________

                _____________________________

Borrower certifies to the matters specified in Section 2.5(c)(vi) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT E

FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

TO:	Lenders

RE:	Issuance of Letter of Credit pursuant to Article 3 of the Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

On____________ , 20__,1 Agent, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number ________, in favor of _______________________2 for the account of __________________________________.3 The face amount of such Letter of Credit is $______________________. The amount of each Lender’s participation in such Letter of Credit is as follows:4

[Lender]	$
[Lender]	$
[Lender]	$
[Lender]	$

This notification is delivered this _____ day of ____________, 20___, pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

Signed:

COMERICA BANK, as Agent

By:

Its:

[1]	Date of Issuance

[2]	Beneficiary

[3]	Name of applicable Borrower

[4]	Amounts based on Percentages

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

EXHIBIT F

FORM OF SECURITY AGREEMENT

EXHIBIT H

FORM OF ASSIGNMENT AGREEMENT

Date: ____________

To:	Borrower

                and

Comerica Bank (“Agent”)

Re:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Ladies and Gentlemen:

Reference is made to Section 13.8 of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances), the Term Loan and the Equipment Credit shall be as set forth in the attached Schedule 2 with respect to the Assignee.

The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Borrower without the intervention of the Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Percentage referred to in the second paragraph of this Assignment Agreement.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)	the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

(2)	the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

(3)	the payment to the Agent of the processing fee referred to in Section 13.8(d)(ii) of the Credit Agreement; and

2

(4)	all other restrictions and items noted in Section 13.8 of the Credit Agreement have been completed.

The Agent shall notify the Assignor and the Assignee, along with Borrower, of the Effective Date.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

(A)	Address for Notices:

Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

(C)	Proposed effective date of assignment.

The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.13 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.

The laws of the State of Michigan shall govern the validity, interpretation and enforcement of this Agreement.

*    *    *

Signatures Follow on Succeeding Pages

3

Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:

Its:

[ASSIGNEE]

By:

Its:

4

ASSIGNMENT AGREEMENT ACCEPTED AND CONSENTED TO

this ____day of ______, 20__ BY:

COMERICA BANK, as Agent

By:

Its:

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

[*Borrower’s consent will be required except as specified in Section 13.8 of the Credit Agreement.]

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

5

EXHIBIT I

FORM OF GUARANTY

(See Attached)

EXHIBIT J

FORM OF COVENANT COMPLIANCE REPORT

TO:	Comerica Bank, as Agent

RE: Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of ______________, 20___ (the “Computation Date”).

1.	Senior Debt to EBITDA Ratio (Section 7.9(a)). On the Computation Date, the Senior Debt to EBITDA Ratio, which is required to be not more than _____ to 1.0 was _____ to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

2.	Total Debt to EBITDA Ratio (Section 7.9(b)). On the Computation Date, the Total Debt to EBITDA Ratio, which is required to be not more than _____ to 1.0 was _____ to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

3.	Fixed Charge Coverage Ratio (Section 7.9(c)). On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than ______ to 1.00 was ______ to 1.00, as computed in the supporting documents attached hereto as Schedule 3.

4.	Applicable Margin. The Applicable Margin is Level ___, as computed in the supporting documents attached as Schedule 4.

5.	Dispositions of Equipment. Attached Schedule 5 lists all machinery and equipment which is Collateral which was sold or otherwise disposed of during the fiscal quarter ending on the Computation Date.

The undersigned hereby certifies that:

A. To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B. To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

C. I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. To the best of my knowledge, except as stated in Schedule 8 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered by the undersigned officer of Borrower this ______ day of __________________, ____.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT K

FORM OF TERM LOAN NOTE

$________________	________, 20__

FOR VALUE RECEIVED, Universal Truckload Services, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($_____________), or if less, the aggregate principal amount of the Term Loan Advances made by the Payee, in lawful money of the United States of America payable on the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Borrower.

This Note evidences Term Loan Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Except as expressly set forth in the Credit Agreement, Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Payee by any other instrument or by law.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT L

FORM OF TERM LOAN RATE REQUEST

No.________________	Dated:________

To:	Comerica Bank, as Agent

RE:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Pursuant to the Credit Agreement, the Borrower hereby requests that the Lenders refund or convert, as applicable, an Advance under the Term Loan from Lenders as follows:

(A)	Date of Refunding or Conversion of Advance:

(B)	Type of Activity:

☐	Refunding
☐	Conversion

(C)	Type of Advance (check only one):

☐	Base Rate Advance
☐	Eurodollar-based Advance

(D)	Amount of Advance:

$______________________

(E)	Interest Period (applicable to Eurodollar-based Advances)

________ months (insert 1, 2 or 3)

(F)	Disbursement Instructions

☐	Comerica Bank Account No. _________________
☐	Other: ___________________________________

________________________________________

Borrower hereby certifies as follows:

1. There is no Default or Event of Default in existence, and none will exist upon the refunding or conversion of such Advance (both before and immediately after giving effect to such Advance); and

2. The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of this Request (both before and immediately after giving effect to such Request), other than any representation or warranty that expressly speaks only as of a different date.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT M

FORM OF SWING LINE PARTICIPATION CERTIFICATE

__________________, ____

[Name of Lender]

___________________________

___________________________

Re:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Ladies and Gentlemen:

Pursuant to subsection 2.5(e) of the Credit Agreement, the undersigned hereby acknowledges receipt from you of $___________________ as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:________________________________

Principal Amount of Swing Line Loan:_______________________

The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e) thereof.

Very truly yours,

Comerica Bank, as Agent

By:

Its:

EXHIBIT N

FORM OF NEW LENDER ADDENDUM

THIS NEW LENDER ADDENDUM, dated ______________, ____, to the Revolving Credit and Term Loan Agreement dated August 28, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions, collectively, the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

W I T N E S S E T H:

WHEREAS, a financial institution, although not originally a party thereto, may become a party to the Credit Agreement pursuant to the terms set forth in Section 2.13 of the Credit Agreement by executing and delivering to the Agent a this New Lender Addendum; and

WHEREAS, the undersigned New Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, the New Lender hereby agrees as follows:

1.	The New Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Lender acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Lender to the Borrower without the intervention of the Agent or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

2.	New Lender represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.

3.	Except as otherwise provided in the Credit Agreement, effective as of the Addendum Effective Date (as defined below):

(a)	the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and

1

obligations of a Lender as a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto; and (ii) agrees to be bound by the terms, provisions and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the New Lender shall be a Lender and its Revolving Credit Percentage (and its risk participation in Letters of Credit and Swing Line Advances) shall be as set forth in the attached revised Annex 1 (Schedule of Commitments and Revolving Credit Percentages); provided any fees paid prior to the Addendum Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Borrower, Agent or the Lenders.

4.	As used herein, the term “Addendum Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(a)	the Borrower shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Addendum Effective Date for which reimbursement is then due and owing under the Credit Agreement;

(b)	New Lender shall have remitted to the Agent funds in an amount equal to its Revolving Credit Percentage of all outstanding Revolving Credit Advances outstanding on the Addendum Effective Date; and

(c)	the Borrower shall have executed and delivered to the Agent for the New Lender, new Revolving Credit Notes payable to such New Lender in the face amount of such New Lender’s Revolving Credit Percentage (after giving effect to this New Lender Addendum, and any other New Lender Addendum executed concurrently herewith).

5.	The Agent shall notify the New Lender, along with Borrower, of the Addendum Effective Date. The New Lender shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Loans (and, as applicable, Letters of Credit) as requested by Agent.

6.	Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this New Lender Addendum to be executed and delivered by a duly authorized officer on the date first above written.

[NEW LENDER]

By:

Name:

Title:

Accepted this _____ day of

________________, ____.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

Accepted this _____ day of

_____________________, ____.

COMERICA BANK, as Agent

By:

Name:

Title:

ANNEX I

Commitments and Revolving Credit Percentages

New Lender	Revolving Credit Commitment Amount	Revolving Credit Percentage

Totals	100%

By:

Its:

EXHIBIT O

FORM OF EQUIPMENT CREDIT NOTE

$ ____________	________, 20__

On or before the Equipment Credit Maturity Date, FOR VALUE RECEIVED, Universal Truckload Services, Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced as Equipment Credit Advances by Payee and then be outstanding hereunder pursuant to the Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Borrower. Each of the Equipment Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Equipment Credit Advance made by the Payee from the date of such Equipment Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

This Note is a note under which Equipment Credit Advances (including refundings and conversions) and repayments but not readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Except as expressly set forth in the Credit Agreement, the Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

*    *    *

[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

Nothing herein shall limit any right granted Payee by any other instrument or by law.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

2

EXHIBIT P

FORM OF REQUEST FOR EQUIPMENT CREDIT ADVANCE

No. ________________	Dated:________, 20__

TO: Comerica Bank (“Agent”)

RE:	Revolving Credit and Term Loan Agreement made as of the 28th day of August, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Universal Truckload Services, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)	Date of Advance: ________________________________________

(B)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s). ________________________________________

(C)	Type of Advance (check only one):

☐	Base Rate Advance
☐	Eurodollar-based Advance

(D)	Amount of Advance:

$_____________________

(E)	Interest Period (applicable to Eurodollar-based Advances)

________ months

(F)	Disbursement Instructions

☐	Comerica Bank Account No. _________________
☐	Other: ________________________________

_____________________________________

Borrower certifies to the matters specified in Section 2.A.3(g) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:

Its:

Agent Approval:___________________________

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Schedule 1.1

Applicable Margin Grid

Revolving Credit and Term Loan Facility

(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV
Total Debt to EBITDA Ratio*	<1.25 to 1.0	≥1.25 to 1.0 and <1.75 to 1.0	≥1.75 to 1.0 and <2.25 to 1.0	≥2.25 to 1.0
Revolving Credit Eurodollar Margin	135	160	185	210
Revolving Credit Base Rate Margin	35	60	85	110
Revolving Credit Facility Fee	25	25	50	50
Letter of Credit Fees (exclusive of facing fees)	135	160	185	210
Equipment Credit Unused Fee	50	50	50	50
Equipment Credit Eurodollar Margin	160	185	235	260
Equipment Credit Base Rate Margin	60	85	135	160
Term Loan Eurodollar Margin	250	275	300	325
Term Loan Base Rate Margin	150	175	200	225

*	Definitions as set forth in the Credit Agreement.
**	Level II pricing shall be in effect until the delivery of the financial statements for the quarter ending September 30, 2012, after which time the pricing grid shall govern.

Schedule 1.2

Percentages and Allocations

Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	TERM LOAN PERCENTAGE	TERM LOAN ALLOCATIONS	EQUIPMENT CREDIT PERCENTAGE	EQUIPMENT CREDIT ALLOCATIONS	WEIGHTED PERCENTAGE

Comerica Bank	18.18190000%	$20,000,090.00	18.18190000%	$9,090,950.00	18.18190000%	$10,909,140.00	18.18190000%

PNC Bank, National Association	14.54540000%	$15,999,940.00	14.54540000%	$7,272,700.00	14.54540000%	$8,727,240.00	14.54540000%

The Huntington National Bank	14.54540000%	$15,999,940.00	14.54540000%	$7,272,700.00	14.54540000%	$8,727,240.00	14.54540000%

KeyBank National Association	14.54540000%	$15,999,940.00	14.54540000%	$7,272,700.00	14.54540000%	$8,727,240.00	14.54540000%

Fifth Third Bank, an Ohio Banking Corporation	14.54540000%	$15,999,940.00	14.54540000%	$7,272,700.00	14.54540000%	$8,727,240.00	14.54540000%

U.S. Bank N.A.	14.54540000%	$15,999,940.00	14.54540000%	$7,272,700.00	14.54540000%	$8,727,240.00	14.54540000%

Citibank, N.A.	9.09110000%	$10,000,210.00	9.09110000%	$4,545,550.00	9.09110000%	$5,454,660.00	9.09110000%

TOTALS	100%	$110,000,000	100%	$50,000,000	100%	$60,000,000	100%

SCHEDULE 13.6

NOTICES

For Notice to:

Borrower

Send Notice to:	With copy to:

Mr. Robert Sigler - EVP	Mr. Ralph A. Castelli, Jr.
Universal Truckload Services, Inc.	Kemp Klein Law Firm
12755 East Nine Mile	201 W. Big Beaver Rd., Ste. 600
Warren, MI 48089	Troy, MI 48084-4161
Office: 586-920-0224	248-740-5668
Fax: 586-920-0258	248-528-5129
rsigler@gousti.com	ralph.castelli@kkue.com

Mr. David Crittenden - CFO
Universal Truckload Services, Inc.
11355 Stephens Rd.
Warren, MI 48089
Office: 586-467-1427
Fax: 586-757-2893 dcrittenden@4linc.com

If to Agent:

Comerica Bank, as Administrative Agent for the Lenders,

Arranger, Syndication Agent and Documentation Agent,

and the Lenders signatory to this Agreement

411 W. Lafayette, 7th Floor; MC3289

Detroit, MI 48226

Attn: Corporate Finance

For advance requests and/or paydowns: corpfinadmin@comerica.com

For reporting requirements: reportingcorpfin@comerica.com

and

William J. Scarborough

Comerica Bank

28801 Groesbeck

Roseville, MI 48066